EXHIBIT 3.1

                            ARTICLES OF INCORPORATION


                            ARTICLES OF INCORPORATION
                                       OF
                       AMERICAN COMMUNITY BANCSHARES, INC.


The undersigned entity hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina, entitled "North Carolina Business Corporation Act," and the several amendments thereto, and to that end hereby sets forth the following:

                                    ARTICLE I

The name of the corporation is American Community Bancshares, Inc. (herein referred to as the "Corporation").

                                   ARTICLE II

The Corporation shall have authority to issue a total of 10,000,000 shares of capital stock. The capital stock shall consist of 9,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share, and 1,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be as designated by the Board of Directors and may be issued in one or more series.

                                   ARTICLE III

The street address of the initial registered office of the Corporation is 2593 West Roosevelt Boulevard, Union County, Monroe, North Carolina 28111-0418; the mailing address of the initial registered office of the Corporation is Post Office Box 5035, Union County, Monroe, North Carolina 28110-5035; and, the name of the initial registered agent at such address is Randy P. Helton.

                                   ARTICLE IV

The name of the incorporator is Anthony Gaeta Jr., and the address of the incorporator is 808 Salem Woods Drive, Suite 201, Wake County, Raleigh, North Carolina 27615.

                                    ARTICLE V

To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise

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for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.


                                   ARTICLE VI

In connection with the exercise of its or their judgment in determining what is in the best interests of the Corporation and its shareholders, the Board of Directors of the Corporation, any committee of the Board of Directors, or any individual directors may, but shall not be required to, in addition to considering the long-term and short-term interests of the shareholders, consider any of the following factors and any other factors which it or they deem relevant: (a) the social and economic effects of the matter to be considered on the Corporation and its subsidiaries, its and their employees, depositors, customers, and creditors, and the communities in which the Corporation and its subsidiaries operate or are located; and (b) when evaluating a business combination or a proposal by another Person or Persons to make a business combination or a tender or exchange offer or any other proposal relating to a potential change of control of the Corporation (i) the business and financial condition and earnings prospects of the acquiring Person or Persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the communities in which the Corporation and its subsidiaries operate or are located, (ii) the competence, experience, and integrity of the acquiring Person or Persons and its or their management, and (iii) the prospects for successful conclusion of the business combination, offer or proposal. The provisions of this Article VI shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency the right that any factors, including but not limited to those detailed herein, be considered. As used in this Article VI, the term "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity; and, when two or more Persons act as a partnership, limited partnership, syndicate, or other group acting in concert for the purpose of acquiring, holding, voting or disposing of securities of the Corporation, such partnership, limited partnership, syndicate or group shall also be deemed "Person" for purposes of this Article VI.

                                   ARTICLE VII

Any agreement, plan or arrangement providing for the merger, consolidation or exchange of shares of the Corporation with any other corporation, foreign or domestic, or the sale, lease or exchange of all or substantially all of the assets of the Corporation which require prior shareholder approval under North Carolina law shall only be effected after the prior approval of the holders of at least three-fourths of the outstanding shares of all classes of capital stock of the Corporation, voting together as a single class, unless class voting rights are specifically permitted for any class of capital stock of the Corporation. Notwithstanding the foregoing, the requirement of approval of at least three-fourths of the outstanding shares as set forth above shall not be

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applicable and only such affirmative vote as is required by North Carolina law shall be required, if any such transaction shall have been approved by a majority of the members of the Board of Directors unaffiliated with any other party to the proposed transaction.

                                  ARTICLE VIII

Any person as a director of this Corporation may only be removed for "cause" by the shareholders represented by a majority of all shares entitled to vote at an annual or special meeting of this Corporation. The term "cause" for the purposes of this paragraph shall mean (i) the criminal prosecution and conviction during the course of the director's service as a director of this Corporation of an act of fraud, embezzlement, theft or personal dishonesty (excepting minor traffic and similar violations in the nature of a misdemeanor under North Carolina law),
(ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors, under any of the Corporation's fidelity bonds or insurance policies covering its directors, officers or employees.

This 14th day of February, 2000.

                                         --------------------------------
                        Anthony Gaeta, Jr., Incorporator


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